Filed Pursuant to Rule 424(b)(3)
Registration No. 333-172730

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 10, 2011)

4,800,000 Shares

Sirona Dental Systems, Inc.

Common Stock

This is an offering of common stock of Sirona Dental Systems, Inc. The selling stockholders identified in this prospectus supplement, including a member of our senior management, are offering 4,800,000 shares of common stock. One of the selling stockholders, Sirona Holdings Luxco S.C.A. (“Luxco”), has also granted the underwriter a 30-day option to purchase up to 675,000 additional shares of common stock. We will not receive any proceeds from the sale of shares in this offering.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SIRO.” The last reported sale price of our common stock on the NASDAQ Global Select Market on March 10, 2011 was $50.34 per share.

Investing in our common stock involves risk. See “Risk Factors” on page 4 of the accompanying prospectus and the documents incorporated by reference herein, including our annual report on Form 10-K, to read about risks that you should consider before buying shares of our common stock.

	Per Share	Total

Price to the public	$48.85	$234,480,000
Underwriting discount	$0.35	$1,680,000
Proceeds to the selling stockholders (before expenses)	$48.50	$232,800,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays Capital expects to deliver the shares on or about March 16, 2011.

Barclays Capital

Prospectus Supplement dated March 11, 2011

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-i
SELLING STOCKHOLDERS	S-1
UNDERWRITING	S-2
LEGAL MATTERS	S-10

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus together with additional information described in the accompanying prospectus under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus.

S-i

SELLING STOCKHOLDERS

Beneficial Ownership: Unless otherwise noted, the following table sets forth information as of March 7, 2011 regarding the beneficial ownership of the common stock held by the selling stockholders.

	Shares Beneficially Owned Prior to This Offering		Shares Being Sold In This Offering(2)	Shares Beneficially Owned After This Offering(3)
Name	Number(1)	Percent		Number	Percent
Sirona Holdings Luxco S.C.A.(4)(5)	14,247,480	25.6%	4,500,000	9,747,480	17.6%
Jeffrey T. Slovin(6)	1,291,457	2.3%	300,000	991,457	1.8%

(1)

Unless otherwise indicated, beneficial ownership is determined in accordance with rules of the SEC and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 7, 2011 are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)

Assumes no exercise of the underwriter’s over-allotment option. In the event the underwriter’s over-allotment option is fully exercised, Luxco will own 9,072,480 shares of common stock after the offering, representing 16.3% of our common stock.

(3)	Assumes that the selling stockholders dispose of all of the shares of common stock owned covered by this prospectus and do not acquire beneficial ownership of any additional shares.

(4)

The offices of Luxco are located at 412F route d’Esch, L-1030 Luxembourg. Sirona Holdings S.A. is the sole manager of Luxco and may therefore be deemed the beneficial owner of the shares, and its offices are located at 412F route d’Esch, L-1030 Luxembourg. MDCP IV Global Investments LP is the controlling shareholder of Sirona Holdings S.A. and may therefore be deemed the beneficial owner of the shares. MDCP Global Aggregator is the controlling stockholder of Luxco. MDP IV Global GP, LP is the sole general partner of MDCP IV Global Investments LP and may therefore be deemed the beneficial owner of the shares. MDP Global Investors Limited is the sole general partner of MDP IV Global GP, LP and MDCP Global Aggregator and may therefore be deemed the beneficial owner of the shares. Except as noted, the offices of each of the foregoing entities is located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. A majority of the following members of MDP Global Investors Limited have the authority to vote or dispose of the shares held by MDCP IV Global Investments LP: John A. Canning, Jr., Paul J. Finnegan, Samuel M. Mencoff, Paul R. Wood, Justin S. Huscher, James N. Perry, Jr., Thomas R. Reusche, Cynthia Reusche, Timothy P. Sullivan, Nicholas W. Alexos, Robin P. Selati, Gary J. Little GST Exempt Marital Trust, David F. Mosher and Thomas Souleles. Each of the members of MDP Global Investors Limited and MDP Global Investors Limited disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for each of the members of MDP Global Investors Limited is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, Chicago, Illinois 60602.

(5)

Although Jost Fischer, our Chief Executive Officer, Simone Blank, our Chief Financial Officer, Theo Haar, our Executive Vice President, and Harry M. Jensen Kraemer, Jr. and David K. Beecken, two of our directors, do not have voting or dispositive power over the securities held by Luxco, each owns securities of Luxco with varying rights to participate in distributions by Luxco. Luxco estimates that Mr. Fischer, Ms. Blank, Mr. Haar, Mr. Kraemer, Mr. Beecken and Beecken Petty O’Keefe & Company, of which Mr. Beecken is a partner, would be entitled to approximately 10.1%, 6.8%, 1.6%, 0.5%, 0.3% and 6.1%, respectively, of distributions of Luxco based upon the estimated value of the investment as of December 31, 2010. Following the offering, Luxco estimates that Mr. Fisher, Ms. Blank, Mr. Haar, Mr. Kraemer, Mr. Beecken and Beecken Petty O’Keefe & Company, of which Mr. Beecken is a partner would be entitled to approximately 10.4%, 6.9%, 1.6%, 0.5%, 0.3% and 6.1%, respectively, of future distributions of Luxco.

(6)

Jeffrey T. Slovin is our President and a member of our Board of Directors. Includes 1,177,358 shares issuable upon the exercise of options granted to Mr. Slovin, all of which will vest within 60 days of March 7, 2011.

Material Relationships:

Service Agreements. On July 30, 2010, the Company and Luxco elected not to renew the advisory services agreement between them that terminated on October 1, 2010. Under the agreement, which became effective October 1, 2005, the Company paid an annual fee to Luxco of €325,000 (approximately $444,000) and Luxco provided to the Company certain advisory services regarding the structure, terms and condition of debt offerings by the Company, financing sources and options, business development and other services.

Registration Agreement. We are parties to a Registration Agreement with Luxco granting Luxco registration rights with respect to the shares it received pursuant to the Exchange Agreement between Schick Technologies, Inc. (“Schick”), Luxco and Sirona Dental Services GmbH (“Sirona Holding”) providing for the issuance of 36,972,480 shares of Schick common stock to Luxco in exchange for Luxco’s entire economic interest in Sirona Holding. Any group of holders of at least a majority of the securities with registration rights may require us to register all or part of their shares three times on a Form S-1 or an unlimited number of times on a Form S-3, provided that, in the case of a registration on Form S-3, the aggregate offering value of the securities to be registered must equal at least $20 million. In addition, the holders of securities with registration rights may require us to include their shares in future registration statements that we file, subject to reduction at the option of the underwriter of such an offering. Upon any of these registrations, these shares will be freely tradable in the public market without restriction. We will be obligated under the Registration Agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of a holder’s registration rights, other than underwriting discounts and commissions. Additionally, we will agree to indemnify and hold harmless holders (and their affiliates) of registrable securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments the holders (or their affiliates) may be required to make because of any of those liabilities. We will also agree not to modify the terms and conditions of the existing registration rights agreement or grant registration rights that could adversely affect a holder’s registration rights under the Registration Agreement without the prior written consent of holders of at least a majority of the securities with registration rights. Jeffrey T. Slovin, who is our President and a director, has been granted similar registration rights.

Directors and Officers. Timothy P. Sullivan and Nicholas W. Alexos, members of MDP Global Investors Limited, are members of our board of directors. Jeffrey T. Slovin is our President and a member of our Board of Directors. For a description of Luxco’s ownership, see footnote 5 to “Selling Stockholders—Beneficial Ownership.”

UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to our Current Report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Barclays Capital Inc., as the underwriter in this offering, has agreed to purchase from the selling stockholders 4,800,000 shares of our common stock.

The underwriter has an option to buy up to 675,000 additional shares of common stock from Luxco to cover sales of shares by the underwriter that exceed the number of shares specified above. The underwriter has 30 days from the date of this prospectus supplement and the accompanying prospectus to exercise this overallotment option. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered. Our common stock is listed on the NASDAQ Global Select Market under the symbol “SIRO.”

The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of our common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriter are true;

•	there is no material change in our business or in the financial markets; and

•	we and the selling stockholders deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions the selling stockholders will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to the selling stockholders for the shares.

Per share	$0.35
Total	$1,680,000

The underwriter has advised us that it proposes to offer the shares of our common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $0.20 per share. After the offering, the underwriter may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The expenses of this offering that are payable by us are estimated to be $168,395.81 (excluding underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commissions, any costs and expenses incurred by the selling stockholders related to its performance under the underwriting agreement and any transfer taxes related to their sale of our common stock.

Lock-ups

We, the selling stockholders and management have agreed that, with limited exceptions, for a period of 60 days after the date of the final prospectus, we and they will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, without the prior written consent of Barclays Capital Inc. for a period of 60 days after the date of this prospectus. These restrictions shall not apply to sales of common stock in this offering.

Our directors and executive officers will enter into lock-up agreements with the underwriter pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of Barclays Capital Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock without the prior written consent of Barclays Capital Inc., in each case other than (A) our common stock to be sold by such directors and executive officers pursuant to the underwriting agreement, (B) transfers of shares of our common stock as a bona fide gift or gifts, and (C) distributions of shares of our common stock to members or stockholders of such directors and executive officers; provided that in the case of any transfer or distribution pursuant to clause (B) or (C), each donee or distributee shall execute and deliver to Barclays Capital Inc. a lock-up agreement; and provided, further, that in the case of any transfer or distribution pursuant to clause (B) or (C), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above).

Indemnification

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s or any selling group member’s website and any information contained in any other website maintained by the underwriter or any selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of our common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Other Relationships

The underwriter and its related entities have engaged, and may in the future engage, in investment banking transactions with us in the ordinary course of its business. They have received, and expect to receive, customary compensation and expense reimbursement for these investment banking transactions.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of securities will be made to the public in that Relevant Member State (other than offers where a prospectus will be published in relation to the securities that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive (the “Permitted Public Offers”)), except that with effect from and including that Relevant Implementation Date, offers of securities may be made to the public in that Relevant Member State at any time:

(a) to “qualified investors” as defined in the Prospectus Directive, including:

(i)  (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(ii)  (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on Markets in Financial Instruments, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

(b) to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), per Member State, subject to obtaining the prior consent of the Barclays Capital Inc. for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where securities have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC of the European Parliament and of the Council of 4 November 2003 on the prospectus to be published when securities are offered to the public or admitted to trading and amending Directive 2001/34/EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU of the European Parliament and of the Council of 24 November 2010 amending Directives 2003/71/EC on the prospectus to be published when securities are offered to the public or admitted to trading and 2004/109/EC on the harmonisation of transparency requirements in relation to information about issuers whose securities are admitted to trading on a regulated market.

United Kingdom

This Prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this Prospectus or any of its contents.

Australia

No prospectus supplement or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or the Corporations Act)) in relation to the securities has been or will be lodged with the Australian Securities & Investments Commission, or ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

b) you warrant and agree that you will not offer any of the securities for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirements to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The securities may not be offered or sold in Hong Kong, by means of any documents, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under the Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

This prospectus supplement has not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus supplement or any other material relating to these securities is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus supplement comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

No securities registration statement, or SRS, has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or FIEL, in relation to the securities. The securities are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance ordinance No. 14, as amended), or QIIs, under Article 2, Paragraph 3, Item 2 I of the FIEL. Any QII acquiring the securities in this offer may not transfer or resell those shares except to other QIIs.

Korea

The securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The securities have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the securities may not be resold to Korean residents unless the purchaser of the securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the securities.

Singapore

This prospectus supplement has not been registered as a prospectus within the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore, or the SFA, (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investment and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (however described) in the trust shall not be transferable within six months after that corporations or that trust has acquired the securities under Section 275 of the SFA except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii) (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than SGD200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii) where no consideration is or will be given for the transfer; or

(iv) where the transfer is by operation of law.

Switzerland

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the Company from time to time.

This document as well as any other material relating to the shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

By accepting this prospectus supplement, the recipient hereof represents and warrants that such recipient is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

LEGAL MATTERS

The validity of the common stock offered pursuant to this prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are members of a partnership that is an investor in Luxco. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Luxco and some of its affiliates in connection with various legal matters. Certain legal matters with respect to the common stock offered pursuant to this prospectus supplement will be passed upon for the selling stockholders by Kirkland & Ellis LLP, Chicago, Illinois. Legal matters in connection with this offering will be passed upon for the underwriter by Davis Polk & Wardwell LLP.

PROSPECTUS

14,947,480 SHARES

SIRONA DENTAL SYSTEMS, INC.

COMMON STOCK

The selling stockholders named herein may offer and sell from time to time up to 14,947,480 shares of our common stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of their shares. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 6.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “SIRO.” On March 9, 2011, the last reported sale price of our common stock on the NASDAQ Global Select Market was $51.92 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March 10, 2011

Plan of Distribution	6

Legal Matters	8

Experts	8

Where You Can Find More Information	8

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with any information other than the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

OUR COMPANY

We are the leading manufacturer of high-quality, technologically advanced dental equipment, and are focused on developing innovative systems and solutions for dentists around the world. Our business has grown substantially over the past five years, driven by numerous high-tech product introductions and a continued expansion of our global sales and service infrastructure, strong relationships with key distribution partners, namely Patterson and Henry Schein, and an international dealer network. We generated revenues of $770.3 million in the fiscal year ended September 30, 2010, with the U.S. market contributing 31% of revenue, or $239.5 million, the German market contributing 19% of revenue, or $148.3 million, and the rest of the world contributing 50% of revenue, or $382.4 million.

We have a long tradition of innovation in the dental industry. We introduced the first dental electric drill 130 years ago, the first dental X-ray unit 100 years ago, the first dental computer-aided design/computer-aided manufacturing (“CAD/CAM”) system 25 years ago, and numerous other significant innovations in dentistry. We continue to make significant investments in research and development and our track record of innovation continues today, with numerous recent product launches, including the Galileos and CEREC combination (launched in September 2009), the CEREC AC unit (launched in January 2009), the Galileos Compact 3D imaging system (launched in July 2008), the TENEO treatment center (launched in July 2008) and the CAD/CAM milling unit MC XL (launched in fiscal year 2007).

Our Segments

We report our worldwide operations in four business segments:

•

Dental CAD/CAM Systems. We pioneered the application of high-tech CAD/CAM techniques to the traditional lab-based restoration process with the commercialization of our CEREC (CEramic REConstruction) method. CEREC is an in-office application that enables dentists to produce high-quality restorations from ceramic materials and insert them in a patient’s mouth in a single appointment. To date, we have an installed base of over 29,000 CAD/CAM systems in dental offices worldwide. In the dental laboratory market we have a leading market position, with almost 5,000 inLab CAD/CAM systems installed. CEREC has a number of advantages compared to the traditional out-of-mouth pre-shaped restoration method, as CEREC does not require a physical model, restorations can be created in the dentist’s office and the procedure can be completed in a single visit. Independent studies indicate that CEREC ceramic restorations are very durable and can replace conventional restoration materials for most procedures. In addition, CEREC restorations are aesthetically pleasing and have the benefit of a natural-looking appearance.

•

Imaging Systems. Our imaging systems products comprise a broad range of digital systems for diagnostic imaging in the dental practice, including intraoral, panoramic and 3D imaging systems. Intraoral x-ray equipment typically takes images of one or a few teeth. Our panoramic models, which we market under the Orthophos XG line, produce images of the entire jaw structure and provide general practitioners and specialists with a wide variety of diagnostic capabilities. In July 2006 we introduced our GALILEOS Comfort 3D-imaging unit, and in July 2008 we launched GALILEOS Compact 3D-imaging unit, specifically tailored to meet the needs of the general practitioner. In September 2009, we introduced software that facilitates the integration of Galileos 3D X-ray volume (bone level data) with a CEREC AC CAD/CAM scan (surface level information) that allows the practitioner to plan both the implant surgery and the prosthetic at the start of the implant treatment session. This integrated process reduces the number of treatment sessions, results in greater accuracy and superior implant alignment. With this new software, the dental practitioner can now place more focus on the desired aesthetic outcome throughout the entire treatment process.

•

Treatment Centers. Our treatment center products range from basic dentist chairs to sophisticated chair-based units with integrated diagnostic, hygiene and ergonomic functionalities, as well as specialist centers used in preventative treatment and for training purposes. We offer specifically configured products to meet the preferences of dentists within each region in which they operate. Our treatment center configurations and system integration are designed to enhance productivity by creating a seamless workflow within the dental practice. Our centers therefore allow the dentist to improve both productivity and increase patient satisfaction, significant factors in adding value to his or her practice. In October 2004, we acquired one of the leading Chinese manufacturers of basic treatment centers, located in Foshan (South China). This facility manufactures basic products for both the domestic Chinese market and export markets. In July 2008, we launched our TENEO Treatment Center, which combines industry-leading technology with a timeless design that provides both patient and dentist with the ultimate in convenience and comfort.

•

Instruments. We offer a wide range of instruments, including handheld and power-operated handpieces for cavity preparation, endodontics, periodontology and prophylaxis. New products that we have introduced over the last several years include: SIROLaser, a compact diode laser that can be used in endodontics, periodontology and oral surgery; SIROEndo, a root canal preparation unit; and SIROPure, oil-free, power-driven handpieces. Our instruments are often sold as packages in combination with treatment centers.

Our Industry

We believe that we are favorably positioned to benefit from several trends in the global dental industry, including:

•

Technological innovation. New dental technologies offer improved dental care to patients, enable dentists to enhance productivity, increase profitability, and increase their control over the entire treatment process. Recent innovations in the dental industry include the digitization of the dental practice, 2D and 3D digital radiography and CAD/CAM restorative dentistry. New treatments in dentistry require new types of equipment that support these advanced treatment methods.

•

Increased use of CAD/CAM systems in restorative dentistry. As a result of developments in CAD/CAM technology and improvements in ceramic dental restorative materials, the dental industry continues its shift to restorations created with CAD/CAM technology. For example, in-office dental CAD/CAM technology enables dentists to create high-quality restorations that offer patients the convenience of single-visit restorations. Dental CAD/CAM technology has also been adopted in the dental laboratory market due to increased precision, speed and quality.

•

Shift to digital imaging. The imaging segment continues to benefit from an industry wide shift away from film based dental imaging systems towards digital imaging systems. Digital imaging has a number of advantages over film, as dentists are able to conduct improved diagnostic analyses; do not need to spend thousands of dollars on film each year; do not need to spend time developing film; do not need a dark room; do not need to buy and store chemicals; can shoot an X-ray during a procedure (not possible with film); can easily store and retrieve X-ray images; and can significantly increase their practice productivity. In addition, digital imaging utilizes significant lower radiation dosage than does film based imaging.

•

Favorable demographic trends. Growth in the worldwide population, coupled with increased life expectancy, has resulted in a growing elderly patient population. Older patients spend more on dental services and visit the dentist more regularly than do younger dental patients. In addition, increasing levels of disposable income around the world are driving increased dental expenditures, particularly preventive and cosmetic treatments.

•

Growing patient focus on dental health and cosmetic appearance. As a consequence of greater health awareness, patients have become more focused on retaining and improving the appearance of natural teeth. This trend has resulted in a reduction in the number of “drill and fill” treatments performed by dentists and an increase in the number of patients demanding cosmetic dentistry and specialized procedures to preserve and retain natural teeth longer.

Principal Shareholder

Sirona Holdings Luxco S.C.A. (“Luxco”) owns approximately 26% of our common stock. Luxco is a Luxembourg-based holding entity controlled by a fund owned by Madison Dearborn Partners, LLC (“Madison Dearborn”). Madison Dearborn is a leading private equity investment firm based in Chicago, Illinois. Madison Dearborn has raised over $18 billion of capital since its formation in 1992 and has invested in more than 100 companies. Madison Dearborn-affiliated investment funds invest in businesses across a broad spectrum of industries, including healthcare, basic industries (which includes companies in the utilities, chemicals, paper and packaging, natural resources, and general manufacturing and service industries), communications, consumer and financial services. Madison Dearborn’s objective is to invest in companies with strong competitive characteristics that it believes have potential for significant long-term equity appreciation. To achieve this objective, Madison Dearborn seeks to partner with outstanding management teams who have a solid understanding of their businesses and track records of building shareholder value.

Beecken Petty O’Keefe & Company, certain members of our management and certain of our directors and employees are investors in Luxco. For further information on Luxco, please see “Selling Stockholders.”

Our Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 30-30 47th Avenue, Suite 500, Long Island City, New York 11101. The telephone number for our principal executive offices is (718) 482-2011. Our Internet address is http://www.sirona.com. We have not incorporated by reference into this prospectus the information on our website and you should not consider it to be a part of this document. Our website address is included in this document for reference only.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding Sirona Dental Systems, Inc. (the “Company”), its financial position, products, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “objectives,” “plans” and similar expressions, or the negatives thereof or variations thereon or comparable terminology as they relate to the Company, its products or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including, but not limited to, those contained under the heading “Risk Factors” in this prospectus. All forward looking statements speak only as of the date of this prospectus and are expressly qualified in their entirely by the cautionary statements included herein. We undertake no obligation to update or revise forward-looking statements which maybe made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events other than required by law.

SELLING STOCKHOLDERS

Beneficial Ownership: The following table sets forth, as of March 7, 2011, certain information regarding the ownership of our common stock by the selling stockholders, the number of shares being registered hereby and information with respect to shares to be beneficially owned by the selling stockholders assuming all the shares registered hereunder are sold. The percentages in the following table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of our common stock outstanding as of March 7, 2011.

	Shares Beneficially Owned Prior to This Offering		Shares Being Sold In This Offering	Shares Beneficially Owned After This Offering(2)
Name	Number(1)	Percent		Number	Percent
Sirona Holdings Luxco S.C.A.(3)(4)	14,247,480	25.6%	14,247,480	0	0%
Jeffrey T. Slovin(5)	1,291,457	2.3%	700,000	591,457	1.1%

(1)	Unless otherwise indicated, beneficial ownership is determined in accordance with rules of the SEC and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 7, 2011 are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	Assumes that the selling stockholders dispose of all of the shares of common stock owned covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(3)	The offices of Luxco are located at 412F route d’Esch, L-1030 Luxembourg. Sirona Holdings S.A. is the sole manager of Luxco and may therefore be deemed the beneficial owner of the shares, and its offices are located at 412F route d’Esch, L-1030 Luxembourg. MDCP IV Global Investments LP is the controlling shareholder of Sirona Holdings S.A. and may therefore be deemed the beneficial owner of the shares. MDCP Global Aggregator is the controlling stockholder of Luxco. MDP IV Global GP, LP is the sole general partner of MDCP IV Global Investments LP and may therefore be deemed the beneficial owner of the shares. MDP Global Investors Limited is the sole general partner of MDP IV Global GP, LP and MDCP Global Aggregator and may therefore be deemed the beneficial owner of the shares. Except as noted, the offices of each of the foregoing entities is located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. A majority of the following members of MDP Global Investors Limited have the authority to vote or dispose of the shares held by MDCP IV Global Investments LP: John A. Canning, Jr., Paul J. Finnegan, Samuel M. Mencoff, Paul R. Wood, Justin S. Huscher, James N. Perry, Jr., Thomas R. Reusche, Cynthia Reusche, Timothy P. Sullivan, Nicholas W. Alexos, Robin P. Selati, Gary J. Little GST Exempt Marital Trust, David F. Mosher and Thomas Souleles. Each of the members of MDP Global Investors Limited and MDP Global Investors Limited disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for each of the members of MDP Global Investors Limited is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, Chicago, Illinois 60602.
(4)	Although Jost Fischer, our Chief Executive Officer, Simone Blank, our Chief Financial Officer, Theo Haar, our Executive Vice President, and Harry M. Jensen Kraemer, Jr. and David K. Beecken, two of our directors, do not have voting or dispositive power over the securities held by Luxco, each owns securities of Luxco with varying rights to participate in distributions by Luxco. Luxco estimates that Mr. Fischer, Ms. Blank, Mr. Haar, Mr. Kraemer, Mr. Beecken and Beecken Petty O’Keefe & Company, of which Mr. Beecken is a partner, would be entitled to approximately 10.1%, 6.8%, 1.6%, 0.5%, 0.3% and 6.1%, respectively, of distributions of Luxco based upon the estimated value of the investment as of December 31, 2010.
(5)	The number of shares of common stock sold in this offering includes 1,177,358 shares of common stock issuable upon the exercise of stock options granted to Mr. Slovin, all of which will vest within 60 days of March 7, 2011.

Material Relationships:

Service Agreements. On July 30, 2010, the Company and Luxco elected not to renew the advisory services agreement between them that terminated on October 1, 2010. Under the agreement, which became effective October 1, 2005, the Company paid an annual fee to Luxco of €325,000 (approximately $444,000) and Luxco provided to the Company certain advisory services regarding the structure, terms and condition of debt offerings by the Company, financing sources and options, business development and other services.

Registration Agreement. We are parties to a Registration Agreement with Luxco granting Luxco registration rights with respect to the shares it received pursuant to the Exchange Agreement between Schick Technologies, Inc. (“Schick”), Luxco and Sirona Dental Services GmbH (“Sirona Holding”) providing for the issuance of 36,972,480 shares of Schick common stock to Luxco in exchange for Luxco’s entire economic interest in Sirona Holding. Any group of holders of at least a majority of the securities with registration rights may require us to register all or part of their shares three times on a Form S-1 or an unlimited number of times on a Form S-3, provided that, in the case of a registration on Form S-3, the aggregate offering value of the securities to be registered must equal at least $20 million. In addition, the holders of securities with registration rights may require us to include their shares in future registration statements that we file, subject to reduction at the option of the underwriters of such an offering. Upon any of these registrations, these shares will be freely tradable in the public market without restriction. We will be obligated under the Registration Agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of a holder’s registration rights, other than underwriting discounts and commissions. Additionally, we will agree to indemnify and hold harmless holders (and their affiliates) of registrable securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments the holders (or their affiliates) may be required to make because of any of those liabilities. We will also agree not to modify the terms and conditions of the existing registration rights agreement or grant registration rights that could adversely affect a holder’s registration rights under the Registration Agreement without the prior written consent of holders of at least a majority of the securities with registration rights. Jeffrey T. Slovin, who is our President and a director, has been granted similar registration rights.

Directors and Officers. Timothy P. Sullivan and Nicholas W. Alexos, members of MDP Global Investors Limited, are members of our board of directors. Jeffrey T. Slovin is our President and a member of our Board of Directors. For a description of Luxco’s ownership, see footnote 4 to “Selling Stockholders—Beneficial Ownership.”

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

PLAN OF DISTRIBUTION

We are registering 14,947,480 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NASDAQ Global Select Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NASDAQ Global Select Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

Under the Registration Agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including liabilities arising under the Securities Act. Under the Registration Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock; however, the selling stockholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering. For additional details on the Registration Agreement see “Selling Stockholders—Material Relationships—Registration Agreement.”

The selling stockholders may agree to indemnify an underwriter, broker dealer or agent against certain liabilities related to the selling of the common stock, including liabilities under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are members of a partnership that is an investor in Luxco. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Luxco and some of its affiliates in connection with various legal matters.

EXPERTS

The consolidated balance sheets of Sirona Dental Systems, Inc. and subsidiaries as of September 30, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years ended September 30, 2010, 2009 and 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2010 appearing in our Form 10-K for the year ended September 30, 2010 are incorporated by reference herein in reliance upon the reports of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, also incorporated by reference herein, and upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The following documents, which have been filed with the SEC by us, are incorporated by reference in this prospectus (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

(1)	Sirona’s Annual Report on Form 10-K for the year ended September 30, 2010, filed on November 18, 2010;

(2)	Sirona’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, filed on February 4, 2011;

(4)	Sirona’s Current Report on Form 8-K filed on February 24, 2011;

(5)	Sirona’s proxy statement for the 2010 annual meeting of stockholders filed on January 21, 2011; and

(6)	the description of Sirona’s Common Stock, par value $.01 per share, as contained in a registration statement on Form 8-A filed on June 10, 1997 including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our stockholders may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Sirona. The address of the SEC website is www.sec.gov.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

Sirona Dental Systems, Inc.

30-30 47th Avenue

Suite 500

Long Island City

NY 11101

Attn: Corporate Secretary

Telephone: (718) 482-2011

4,800,000 Shares

Sirona Dental Systems, Inc.

Common Stock

Prospectus Supplement

March 11, 2011

Barclays Capital